Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated January 2, 2026

Relating to the Prospectus dated September 15, 2025

and Relating to the Prospectus Supplement dated December 9, 2025

Registration File No. 333-290252

Strive, Inc. (the “Company”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a prospectus and a prospectus supplement to the base prospectus for the offerings to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and accompanying base prospectus in that registration statement and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strive.com.

Text of social media post: “2025 was a ₿ig year. Happy New Year from Strive. $ASST $SATA” including the following audio and graphics:

Matthew Cole: Strive completed its reverse merger into Asset Entities to become public. We raised $750 million in the PIPE and then also have warrants that could bring in an additional $750 million.

Matthew Cole: Semler was the second U.S. publicly traded company to adopt the Bitcoin standard after Strategy. What we’ve done here is we’ve created the product we want to buy.

Speaker 1: What is it that makes Strive unique in this market?

Ben Werkman: Simplicity. Do you want the high-octane Bitcoin exposure? So we have amplified Bitcoin through our common equity, ASST. Or are you focused on cash flow? You don’t want the volatility. You don’t want the risk. We have our structured yield product, like SATA—12% variable rate dividend.

Speaker 2: We’re excited to talk about these two products, you know, Amplified Bitcoin and Digital Credit.

Matthew Cole: We could have never talked about this before SATA.

Michael Saylor: Someone like a Strive—someone with a lot of equity capital that’s going to just sell equity and pure credit, and they’re going to be laser-like focused.

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$750 MILLION
IN
THE
PIPE


Semler Scientific®

THE BITCOIN



Standard


WHAT IS IT


THAT MAKES


STRIVE UNIQUE


IN THIS


MARKET


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SIMPLICITY
NEWSDESK
POWERED BY crypto.com
crypto.com


DO YOU WANT


THE HIGH


OCTANE


BITCOIN


EXPOSURE


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WE HAVE AMPLIFIED
NEWSDESK
POWERED BY crypto.com
Our Focus Areas


bitcoinmena
Our Focus Areas
BITCOIN
NEWSDESK
POWERED BY
crypto.com


bitcoinmena
Our Focus Areas
THROUGH
NEWSDESK
POWERED BY
crypto.com


bitcoinmena
OUR COMMON
NEWSDESK
POWERED BY crypto.com


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Our Focus Areas
EQUITY $ASST
NEWSDESK
POWERED BY
crypto.com


SATA 12%


VARIABLE


RATE


DIVIDEND


THESE 2 PRODUCTS


AMPLIFIED
BITCOIN
DIGITAL
CREDIT


bitcoin2025
PRESENTED BY


LASER
LIKE
Focus


HAPPY NEW YEAR FROM
STRIVE

Strive, Inc.'s ("Strive") Variable Rate Series A Preferred Stock (NASDAQ: SATA) and Class A common stock (NASDAQ: ASST) are not collateralized by Strive's bitcoin holdings. SATA only has a preferred claim on the residual assets of the Company and ranks senior to ASST. There is no guarantee for SATA and ASST of returns, liquidity, or future performance. SATA and ASST are neither bank deposits, nor FDIC insured, nor regulated in the same way, and do not have the same regulatory and other protections as bank accounts, money market funds, treasuries, or similar investments and as a result may not be comparable investments. SATA's variable annualized dividend rate as of December 15, 2025 is 12.25%, based on $100 stated amount; current trading price and effective yield may vary, current rate is not indicative of future rate, rate subject to monthly adjustment and may be significantly lower; cash dividend is not guaranteed. Strive has not historically paid any dividends on ASST, and by publishing this video Strive makes no suggestion that it intends to do so in the future. Ownership of Strive securities, including SATA and ASST, does not represent an ownership interest in the bitcoin Strive holds.

Strive has filed with the Securities and Exchange Commission ("SEC") a registration statement (including a base prospectus), a prospectus and a prospectus supplement to the base prospectus for the offerings to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and accompanying base prospectus in that registration statement and other documents incorporated by reference or that Strive has filed with the SEC for more complete information about Strive and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov, and find the same, along with SATA's current dividend rate, trading price and effective yield and ASST's trading price, at strive.com.